UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934



                         Cancer Treatment Holdings, Inc.
                                (Name of Issuer)



                                     Common
                         (Title of Class of Securities)



                                    137389300
                                 (CUSIP Number)



                                December 31, 2002
        -------------------------------------------- ------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b) [ ] Rule 13d-1(c) [ ] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or to otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 1 of 7 Pages

                                  SCHEDULE 13G
-------------------                         ------------------------------------
CUSIP No.   137389300                                   Page 2 of 7 Pages
-------------------------                   ------------------------------------


================================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
(ENTITIES        ONLY)
        Allen &  Company  Incorporated
--------------------------------------------------------------------------------
2  CHECK  THE  APPROPRIATE  BOX  IF A  MEMBER  OF A  GROUP*  (a)[ ] (b)  [X ]
--------------------------------------------------------------------------------
3 SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
 New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
--------------------------------------------------------------------------------
5  SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
6  SHARED VOTING POWER
         0
--------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                              [    ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
BD; CO
===========================================================================

                                  SCHEDULE 13G
-------------------                        ------------------------------------
CUSIP No. 137389300                                          Page 3 of 7 Pages
-------------------                        ------------------------------------


================================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
(ENTITIES         ONLY)
        Allen Investments II LLC
--------------------------------------------------------------------------------
2  CHECK  THE  APPROPRIATE  BOX  IF A  MEMBER  OF A  GROUP*  (a)[ ]  (b)[X ]
--------------------------------------------------------------------------------
3 SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
 New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
--------------------------------------------------------------------------------
5  SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
6  SHARED VOTING POWER
         0
--------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                     [    ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
         OO
===========================================================================

                                                              Page 4 of 7 Pages
                                  SCHEDULE 13G
Item 1.

                  (a) Name of Issuer:

                           Cancer Treatment Holdings, Inc.


                  (b) Address of Issuer's Principal Executive Office:

                           540 Joan Drive,
                           Fairfield, CT  06430-2207

Item 2.

                  I. (a) Name of Person Filing: Allen & Company Incorporated ("ACI")


                  (b) Address of Principal Office or, if None, Residence:

                           711 Fifth Avenue, New York, NY  10022


                  (c)      Citizenship:

                           New York

                  II. (a) Name of Person Filing: Allen Investments II LLC (Allen II")


                  (b) Address of Principal Office or, if None, Residence:

                           711 Fifth Avenue, New York, NY  10022


                  (c)      Citizenship:

                           Delaware


                  (d) Title of Class of Securities:

                           Common

                                                         Page 5 of 7 Pages
                  (e) CUSIP Number:

                           137389300

     Item 3. If this Statement is filed pursuant to Rule 13(d)-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [X] ACI is a Broker or Dealer registered under Section 15 of the Act.


     Item 4. Ownership.

                  (a) Amount Beneficially Owned:

                  ACI               0
                  Allen II          0


                  (b) Percent of Class:

                  ACI               0%
                  Allen II          0%


                  (c) Number of Shares to Which Such Person Has:

                  (i) Sole voting power - 0
                  (ii) Shared voting power - 0
                 (iii) Sole dispositive power - 0
`                 (iv) Shared dispositive power - 0

     Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]


     Item 6. Ownership of More than Five Percent on Behalf of Another Person.


                  Not applicable

                                                            Page 6 of 7 Pages

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not applicable


     Item 8. Identification and Classification of Members of the Group.


                  Not applicable

Item 9.           Notice of Dissolution of Group.

                  Not applicable


Item 10. Certification.


                  Not applicable

                                                             Page 7 of 7 Pages

     Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2003

Allen & Company Incorporated


By:       /s/ Rosemary Fanelli
         ----------------------------------------------
         Name:    Rosemary Fanelli
         Title:   Chief Compliance Officer

Allen Investments II LLC

By: Allen & Company Incorporated, as Manager


By:       /s/ Rosemary Fanelli
         ----------------------------------------------
         Name:    Rosemary Fanelli
         Title:   Chief Compliance Officer